Exhibit 99.1

News Release | For Immediate Release

FactSet Announces Chief Technology and Product Officer

Norwalk, Conn., November 14, 2017 - FactSet (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading services, today announced that Gene Fernandez will join FactSet as the Chief Technology and Product Officer (CTPO), reporting directly to FactSet's CEO, Philip Snow.

Mr. Fernandez joins FactSet from J.P. Morgan where he was most recently the Chief Technology Officer, New Product Development. In this role, he developed the strategy and built the engineering function responsible for new product innovation. During his decade at J.P. Morgan, Gene held various other roles, including Chief Technology Officer for Client Technology and Research and Banking Information Technology. Prior to J.P. Morgan, he worked at Credit Suisse and Merrill Lynch.

In the newly created CTPO role, Mr. Fernandez will oversee FactSet’s Engineering, Product Development, and Quality Assurance functions.

"Gene’s technical and industry experience make him uniquely suited for this new role at FactSet," said Phil Snow, CEO, FactSet. "We believe his global experience and deep understanding of the financial technology and data business will help drive the next phase of FactSet's growth."

FactSet also announces that Mark Hale, Chief Operating Officer is leaving FactSet effective on December 31, 2017, to pursue other opportunities. Throughout his 22 years at FactSet, Mark led transformation at the Company including the transition from a centralized to distributed technology architecture. Mark was also instrumental in the growth of FactSet’s content and technical centers of excellence in Hyderabad, India and Manila, Philippines. Prior to his role as Chief Operating Officer, Mark led the Content Organization as Senior Vice President and Director of Content Operations. Earlier in his career, Mark held leadership roles in Software Engineering and Quality Assurance.

“Mark has played an important role in building FactSet’s product, technology, and content capabilities. He has been a strong advocate for our products and our people, including the strength and diversity of our culture. We offer Mark heartfelt thanks for his significant contributions to FactSet and wish him continued success,” said Mr. Snow.

About FactSet

FactSet (NYSE:FDS) (NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 88,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We’re proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune’s 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

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